                             DEBT REPAYMENT NOTE
                             -------------------

December 29, 1995

        LION GOLF OF OREGON, INC., an Oregon corporation (the "Company"), for value received, hereby promises to pay to Robert K. Cole (the "Holder"), residing at 63025 O. B. Riley Road #20, Bend, Oregon 97701, or order, upon the terms and conditions of this Note, the amount of $270,000 ("Total Amount Due").

        1.      PAYMENT OF AMOUNTS DUE PURSUANT TO NOTE.

        Payment of the amounts due on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

        Interest shall accrue on the Total Amount Due at 8% per annum with interest payments only made quarterly beginning on March 30, 1996 until payment in full on the Total Amount Due.

        The principal of the Total Amount Due shall be paid as follows:

                (a) March 31, 1997 - One-fifth of the Total Amount Due.

                (b) March 31, 1998 - One-fifth of the Total Amount Due.

                (c) March 31, 1999 - One-fifth of the Total Amount Due.

                (d) March 31, 2000 - One-fifth of the Total Amount Due.

                (e) March 31, 2001 - One-fifth of the Total Amount Due.

                (f) In the event any yearly payment or portion thereof
                    cannot be made because there are insufficient pre-tax profits to make the yearly payment as provided in (a) - (e) above, the yearly payment or any portion thereof shall be carried over to the next year to be paid in conjunction with the payment due that year. In the event any portion of the principal payments are not made by March 31, 2001, Lion's obligation to pay principal and interest shall continue from year to year until payment in full is made.

                                      1.

        Each and every principal payment under (a) - (f) shall be payable only to the extent of 20% of the Company's pre-tax profits as defined in the Unsecured Promissory Note and after deducting any payment made to Robert K. Cole under the Unsecured Promissory Note. By way of example, if Company has pre-tax profits of $300,000 in a given year, $100,000 will be paid to Robert K. Cole under the Unsecured Promissory Note. Of the remaining $200,000 in pre-tax profits, Company would be obligated to pay Robert K. Cole 20% of $200,000 or $40,000 under this Debt Repayment Note.

        If any payment on any interest payment or principal payment is not paid within ten (10) days of when due, the Company shall pay Holder a late charge equal to four percent (4%) of such late payment.

        The Company will pay or cause to be paid all sums becoming due hereon by check or checks as directed by Holder, sent to Holder's above address or to such other address as Holder may designate for such purpose from time to time by written notice to the Company, without any requirement for the presentation of this Note or making any notation thereon except that the Holder thereof agrees that payment of the final amount due shall be made only upon surrender of this Note to the Company for cancellation.

        2.      EVENTS OF DEFAULT.

        It shall be an Event of Default with respect to this Note upon the occurrence of any of the following events:

                (a) A default in the payment of any installment of this Note (principal or interest), when and as the same shall become due and payable, and said default continues uncured for a period of ten (10) days after the date fixed for the making of such payment; or

                (b) Default in the performance, or breach, of any covenant of the Company on this Note.

        3.      REMEDIES UPON DEFAULT.

        If an Event of Default occurs, the Company shall be immediately obligated to pay Holder the balance of the Total Amount Due plus interest thereon at 8% per annum until paid. The Holder may institute any such action or proceeding in law or equity as it shall deem expedient for the protection and/or enforcement of its rights, and shall be entitled to receive therefrom payment of the Total Amount Due (less any yearly payments made under this Note) plus interest at 8% per annum to the date of payment plus reasonable expenses of collection, including attorneys' fees.

                                      2.

        4.      MISCELLANEOUS.

                4.1 NOTICES. All communications provided hereunder shall be in writing and, if to the Company, delivered or mailed by registered or certified mail addressed to Quadrax Corporation, 300 High Point Avenue, Portsmouth, Rhode Island 02871, Attn: James J. Palermo, or, if to the Holder, at the address shown for the Holder on the face of this Note or at such other address as Holder shall provide by notice as provided in this section.

                4.2 GOVERNING LAW. This Note shall be construed in accordance with and governed by the laws of the State of Oregon without giving effect to conflict of laws principles.

                                        LION GOLF OF OREGON, INC.

Dated:                                  By:
      -----------------------------        -----------------------------------